Exhibit 99.1

Carbon Natural Gas Company

Announces Formation of

Carbon California Company, LLC

and

Acquisition of Oil Producing Assets and Related Financing

Denver, Colorado February 21, 2017	Carbon Natural Gas Company (OTCQB:CRBO)

On February 15, 2017, Carbon Natural Gas Company (“Carbon” or the “Company”), entered into a Limited Liability Company Agreement (“LLC Agreement”) of Carbon California Company, LLC, (“Carbon California”) established by the Company and, through Carbon California, completed a financing of $47 million and acquisition of oil and gas producing properties and related facilities located in the Ventura Basin of California for approximately $ 38,500,000, subject to normal and customary post-closing adjustments. The remainder of the net proceeds above the purchase price of the assets will be used to fund an inventory of field development and enhancement projects, future similar complementary producing property acquisitions and for general working capital purposes of Carbon California. Carbon California expects to commence the initial field production enhancement projects during mid-2017.

The acquired assets are comprised of conventional crude oil production with high gravity, low sulfur and low base decline producing attributes. The acquisitions will allow Carbon to increase the oil component of its production base and will provide for oil weighted production, cash flow and reserves growth opportunities. The Company believes that additional similar oil properties in the Ventura Basin are available for acquisition and development and will pursue those opportunities through Carbon California during 2017.

Current net production from the acquired assets is approximately 770 barrels of oil equivalent (boe) per day (65% oil and liquids). Based on internally estimated reserves as of January 1, 2017, prepared by the Company’s qualified reserves evaluator using SEC pricing methodology at December 31, 2016, the Company estimates that the properties contain 4.2 million net boe of Proved Developed Producing Reserves and 3.4 million net boe of Proved Developed Non-Producing Reserves.

Pursuant to the LLC Agreement, Carbon acquired a 17.813% membership unit interest in Carbon California and will be the sole manager of Carbon California. The units were acquired for no cash consideration. In connection with its role as the sole manager of Carbon California, a portion of the Company’s general and administrative expenses will be allocated to and paid by Carbon California. The negotiation and diligence of the oil and gas acquisitions was led by the Company and at closing Carbon was reimbursed for its expenditures related to such efforts.

A description of the financing and acquisition transactions is available on the Company’s Current Report filed February 21, 2017 on Form 8-K.

Forward-Looking Statements

Certain statements, including those regarding the estimates of oil and gas reserves and the availability of complementary acquisitions, contained in this communication regarding matters that are not historical facts are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995). These include statements regarding management’s intentions, plans, beliefs, expectations or forecasts for the future. Such forward-looking statements are based on the current expectations of Carbon and involve risks and uncertainties; consequently, actual results may differ materially from those expressed or implied in the statements. Factors that could cause actual results to differ, possibly materially, from those in the forward-looking statements are discussed throughout the Company’s periodic filings with the U.S. Securities and Exchange Commission available at www.sec.gov. Any forward looking statements speak only as at the date of this document. Except as required by applicable law, Carbon undertakes no obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future events or otherwise.

Carbon Natural Gas Company is an independent oil and gas exploration and production company which owns, operates and develops oil and gas properties in the Appalachian, Illinois and Ventura Basin areas of the United States.

Contact:

Kevin D. Struzeski

Chief Financial Officer

1700 Broadway

Suite 1170

Denver, Colorado 80290

720 407 7030

1700 Broadway, Suite 1170, Denver, Colorado 80290	Telephone 720-407-7030	Facsimile 720-407-7031
2480 Fortune Drive, Suite 300, Lexington, Kentucky 40509	Telephone 859-299-0771	Facsimile 859-299-0772
15500 W. Telegraph Rd., Suite D-32, Santa Paula, California 93060	Telephone 805-933-1901	Facsimile 805-525-9123